EXHIBIT 35.4
SERVICER COMPLIANCE STATEMENT
American Express Centurion Bank
American Express Credit Account Master Trust
Reporting Period January 1, 2009 to December 31, 2009
The undersigned, a duly authorized officer of American Express Centurion Bank (“AECB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Supplemental Servicing Agreement dated as of June 30, 2004, among TRS, AECB, American Express Bank, FSB, American Express Receivables Financing Corporation III LLC, American Express Receivables Financing Corporation IV LLC, and American Express Receivables Financing Corporation II (the “Agreement”), does hereby certify that:
1. AECB performs certain servicing procedures on behalf of TRS under the Agreement.
2. The undersigned is duly authorized to execute and deliver this Certificate.
3. A review of AECB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.
4. To the best of my knowledge, based on such review, AECB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 26th day of March, 2010.

AMERICAN EXPRESS CENTURION BANK
By:	/s/ Scott C. Godderidge
	Name:	Scott C. Godderidge
	Title:	Chief Financial Officer and Treasurer

By:	/s/ Kevin L. Thompson
	Name:	Kevin L. Thompson
	Title:	Controller

By:	/s/ Paul A. Thompson
	Name:	Paul A. Thompson
	Title:	VP Controller, US Banking